UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 31, 2021

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01

On December 31, 2021, Boxlight Corporation, a Nevada corporation (the “Company”), and its wholly owned subsidiary, Boxlight, Inc. (“Boxlight”), consummated the acquisition of 100% of the membership interests of FrontRow Calypso, LLC, a Delaware limited liability company (“FrontRow”). FrontRow was acquired in exchange for payment of $34.7 million to Phonic Ear Inc. and Calypso Systems, LLC, the equity holders of FrontRow (the “Equityholders”). The acquisition occurred pursuant to the terms of a membership interest purchase agreement, dated October 29, 2021 (the “Purchase Agreement”), between the Company, Boxlight, FrontRow and the Equityholders, which Purchase Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 29, 2021.

Based in Petaluma, California, FrontRow makes technology that improves communication in learning environments, including developing network-based solutions for intercom, paging, bells, mass notification, classroom sound, lesson sharing, AV control and management. FrontRow also has offices in Toronto, Copenhagen, Brisbane and Shenzhen.

In order to finance the acquisition of FrontRow, the Company and substantially all of its direct and indirect subsidiaries, including Boxlight and FrontRow as guarantors, entered into a maximum $68.5 million term loan credit facility, dated December 31, 2021 (the “Credit Agreement”), with Whitehawk Finance LLC, as lender (the “Lender”), and White Hawk Capital Partners, LP, as collateral agent. Under the terms of the Credit Agreement, the Company received an initial term loan of $58.5 million on December 31, 2021 (the “Initial Loan”) and was provided with a subsequent delayed draw facility of up to $10 million that may be provided for additional working capital purposes under certain conditions (the “Delayed Draw”). The Initial Loan and Delayed Draw are collectively referred to as the “Term Loans.” The proceeds of the Initial Loan were used to finance the Company’s acquisition of FrontRow, pay off all indebtedness owed to our existing lenders, Sallyport Commercial Finance, LLC and Lind Global Asset Management, LLC, pay related fees and transaction costs, and provide working capital. Of the Initial Loan, $8.5 million is subject to repayment on February 28, 2022, with quarterly interest payments commencing March 31, 2022 and the $50.0 million remaining balance plus any Delayed Draw loans becoming due and payable in full on December 31, 2025. The Term Loans will bear interest at the LIBOR rate plus 10.75%; provided that after June 30, 2022, if the Company’s Senior Leverage Ratio (as defined in the Credit Agreement) is less than 2.25, the interest rate would be reduced to LIBOR plus 10.25%. Such terms are subject to the Company maintaining a borrowing base in terms compliant with the Credit Agreement.

In conjunction with our receipt of the Initial Loan, we issued to the Lender (i) 528,169 shares of Class A common stock (the “Shares”), which Shares are being registered pursuant to our existing shelf registration statement and have an expected delivery date of January 5, 2022, (ii) a warrant to purchase 2,043,291 shares of Class A common stock (subject to increase to the extent of 3% of any Series B and Series C convertible preferred stock converted into Class A common stock), exercisable at $2.00 per share (the “Warrant”), which Warrant may be subject to repricing on March 31, 2022 based on the arithmetic volume weighted average prices for the 30 trading days prior to March 31, 2022, in the event our stock is then trading below $2.00 per share, (iii) a 3% fee of $1,800,000, (iv) a $500,000 original issue discount and $50,000 in agency fees, and (v) certain costs related to entering into the Credit Agreement and closing on the Initial Loan. In addition, we have agreed to register for resale the shares issuable upon exercise of the Warrant.

The Shares are being registered pursuant to the Company’s effective registration statement on Form S-3 (SEC File No. 333-239939), and the related base prospectus included therein, originally dated July 28, 2020, as amended by amendment 2 to the base prospectus dated January 5, 2022 (the “Base Prospectus”), and the prospectus supplement, filed on January 5, 2022. The legal opinion and consent of Michelman & Robinson LLP addressing the validity of the Shares sold in the above offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The foregoing descriptions of the Credit Agreement, the Warrant and the legal opinion and consent (the “Legal Opinion”) do not purport to describe all of the terms of each such agreement and are each qualified in their entirety by reference to the Credit Agreement, the Warrant and Legal Opinion itself, which are attached as Exhibit 10.1, Exhibit 4.1 and Exhibit 5.1, respectively, hereto and incorporated by reference herein.

Item 8.01 Other Events.

On January 5, 2022, the Company issued a press release announcing its closing on the Credit Agreement, obtaining the Initial Loan and closing on the acquisition of FrontRow. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant, dated December 31, 2021, issued to Whitehawk Finance LLC.

5.1	Legal Opinion of Michelman & Robinson LLP.

10.1	Credit Agreement, dated December 31, 2021, between Boxlight Corporation, its subsidiaries, Whitehawk Finance LLC and White Hawk Capital Partners, LP.

99.1	Press release, dated January 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2022

BOXLIGHT CORPORATION

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer